EXHIBIT 6 a) 11.



ALYDAAR SOFTWARE CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)


                     ----------------------------- ----------------------------
                           Three Months Ended           Three Months Ended
                                03/31/98                     03/31/97
-------------------- ----------------------------- ----------------------------
Net Income (Loss)              $1,699,318                   ($3,294,657)
-------------------- ----------------------------- ----------------------------
Avg Number Shares
Outstanding                    17,398,349                    14,531,614
-------------------- ----------------------------- ----------------------------
Diluted Avg number of
Shares Outstanding             17,490,642                    14,531,614
-------------------- ----------------------------- ----------------------------
Basic Earnings (Loss)
Per Share                        $0.10                        ($0.23)
-------------------- ----------------------------- ----------------------------
Diluted Earnings Per
Share                            $0.10                        ($0.23)
-------------------- ----------------------------- ----------------------------


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